Exhibit 1.02

For More Information:
Investor Relations Monish Bahl CDC Corporation 678-259-8510 Mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation, its Subsidiaries and Officers Have Purchased an Aggregate Total of
Approximately 2.3 Million Shares of CDC Common Stock since January 2008

HONG KONG, ATLANTA, Aug. 24, 2009 — CDC Corporation (NASDAQ: CHINA), a leading global enterprise software and new media company, announced today that the company, its subsidiaries and officers have purchased an aggregate total amount of approximately 1.9 million shares of CDC Corporation common stock since January 2008, at an average price of approximately $1.38 per share. Under a new 10b5-1 plan, the company and its subsidiaries purchased 186,199 shares at an average price of $1.38 per share since July 15, 2009.

In addition, since January 2008, directors and officers purchased a net amount of approximately 392,602 shares at an average price of approximately $2.79 per share.

“Despite the continued softness in the global economy, we continue to believe CDC Corporation shares are significantly undervalued by the investment community,” stated Peter Yip, CEO of CDC Corporation. “We are committed to our strategic initiatives to unlock shareholder value such as the recent successful carveout IPO of CDC Software, the repurchasing of a significant portion of convertible notes, and reporting solid cash flow and seven consecutive quarters of Adjusted EBITDA growth. In addition, we are pleased to see CDC Games report 50 percent revenue growth in the second quarter of 2009 compared to the first quarter of 2009 and the great progress in the extensive preparations for the expected commercial launch of The Lord of the Rings Online next month in China. We are also delighted with LOTRO’s steady climb in popularity as reflected in its recent ranking in popular games portal 17173.com as the number 4 most downloaded game in China.“

For more information on LOTRO in China, please visit CDC Games’ official website: http://lotro.cdcgames.net

About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets, CDC Games focused on online games, and CDC Global Services focused on IT consulting services, outsourced application development and IT staffing. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations regarding our strategies, prospects and businesses, our beliefs regarding the value of the shares of CDC Corporation and the investment community’s perception thereof, our expectations about our continued commitment to our share buy-back plan, our expectations regarding the launch of lord of the Rings Online and other forward-looking statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2008, as filed with the SEC on June 30, 2009. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.